Exhibit 99.1

SeaBright Insurance Holdings, Inc. 1501 4th Avenue Suite 2600 Seattle, WA 98101	Contact: SeaBright Insurance Holdings, Inc. Dean Rappleye 206-269-8504 investor@sbic.com

SeaBright Names Cuthbert Chief Financial Officer

Seattle, WA – October 13, 2008 – SeaBright Insurance Holdings, Inc. (Nasdaq: SEAB) today announced that Robert P. Cuthbert, CPA, has been appointed Senior Vice President and Chief Financial Officer, effective October 13.  Mr. Cuthbert fills the position left vacant by the untimely passing of SeaBright’s former CFO in April of this year.

Mr. Cuthbert, age 61, a certified public accountant, has held senior management positions in the insurance industry for more than 25 years.  He was previously chief financial officer with two national brokerage firms, Wells Fargo Insurance Services, Inc. and Corroon & Black Corporation.  In addition, he served as Chief Financial Officer for three specialty property and casualty underwriting organizations; LaSalle Re Holdings Limited, Gryphon Holdings, Inc. and Coregis Group Inc.

A graduate of Fairleigh Dickinson University, Mr. Cuthbert holds a Bachelor of Science Degree in Accounting.

“The chief financial officer position is critical to our success. Our national selection process was conducted carefully and deliberately to assure that we identified and hired the best financial executive available,” said John Pasqualetto, President, Chairman and CEO of SeaBright Insurance Holdings, Inc.  “Bob Cuthbert has impressive knowledge of finance, accounting and insurance as well as extensive experience with the investor community.  We are pleased and proud to welcome him to our senior management team.”

“I’m delighted to join SeaBright Insurance Holdings during this rapidly changing insurance environment. I look forward to building shareholder value and joining the senior management team as they continue to focus on underwriting discipline, profitability and growth,” said Mr. Cuthbert.

About SeaBright Insurance Holdings, Inc.

SeaBright Insurance Holdings, Inc. is an insurance holding company whose wholly owned subsidiary, SeaBright Insurance Company, operates as a specialty underwriter of multi-jurisdictional workers’ compensation insurance.  SeaBright Insurance Company distributes its maritime, alternative dispute resolution and state act products through selected independent insurance brokers and through its in-house wholesale broker affiliate, PointSure Insurance Services.  SeaBright Insurance Company provides workers' compensation coverage to employers in selected regions nationwide.  To learn more about SeaBright Insurance Company and SeaBright Insurance Holdings, Inc., visit our website at www.sbic.com.

###